UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.    )

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Gibraltar Industries, Inc.
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GIBRALTAR INDUSTRIES, INC.

3556 Lake Shore Road

PO Box 2028

Buffalo, New York 14219-0228

SUPPLEMENTAL INFORMATION REGARDING PROPOSAL TWO

ADVISORY VOTE ON EXECUTIVE COMPENSATION

April 23, 2012

To My Fellow Stockholders:

I am writing to ask for your support concerning Gibraltar Industries’ Advisory Vote on Executive Compensation (Say-on-Pay) in conjunction with our upcoming annual meeting of shareholders on May 3, 2012 as supported by additional details on our operating performance and corporate governance activities during the past three years.

Our commitment to a strong pay-for-performance philosophy was reflected in our 2011 Say-on-Pay vote which received support from 93 percent of the votes cast. Two proxy advisor firms, Glass Lewis & Co. (Glass Lewis) and Institutional Shareholder Services Inc. (ISS), both recommended stockholders to vote FOR our 2011 Say-on-Pay vote. For the May 3, 2012 Annual Meeting, the Company recommends you vote FOR the Say-on-Pay proposal. Additionally, ISS is recommending a vote FOR the 2012 Say-on-Pay proposal.

Despite our significant actions to be a good corporate citizen and deliver much improved operating results during 2011, Glass Lewis is recommending a vote “Against” our Say-on-Pay proposal. We ask that you disregard the Glass Lewis recommendation, as their analysis does not appropriately reflect the substantial accomplishments being made by Gibraltar and its management team, their analysis contains several quantitative flaws, and by their own admission they provided an abbreviated analysis based on the Company’s size.

As stockholders that understand our business and the accomplishments we have made over the past three years, we hope you continue to support us and consider the additional data and information we have provided below. Also consider the fact that Glass Lewis supported our Say-on-Pay proposal last year and our operating results during 2011 improved significantly from the prior year with very little change in compensation levels for our Named Executive Officers.

Gibraltar’s Actions

Gibraltar implemented a number of actions to align executive compensation with performance and remain at the forefront of corporate governance practices in protection of the rights of our stockholders. The following highlights the actions Gibraltar has taken to align executive compensation with performance:

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Initiated a performance-based equity compensation program for our Named Executive Officers during 2009 coupled with a reduction in time-based equity compensation to increase the amount of executive compensation “at-risk” to approximately 47% in 2011 from 29% in 2008. This performance-based equity compensation program significantly shifted the ratio of performance based, at risk compensation to fixed compensation in our compensation program which already included an annual performance-based incentive compensation plan and deferred compensation program denominated in restricted stock units. The combination of these three performance based programs places a substantial portion of our Named Executive Officers’ compensation “at-risk”.

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Acknowledging the challenges facing the Company and the markets it serves, our Chief Executive Officer voluntarily surrendered 75% of his time-based 2010 restricted stock unit grant with a grant date fair value of $885,000. At no time in the future will there be a grant of awards or cash payout to replace these voluntarily surrendered awards.

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Responding to the difficult financial conditions facing the Company, during 2009 our Chief Executive Officer and Chief Operating Officer voluntarily reduced their base salary by 10%. At no time in the future will additional compensation be substituted for the voluntary reduction of the executive officers’ salaries.

In addition to the actions above to align pay with performance, the Company made the following compensation changes to align our compensation program with best practices:

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Renegotiated the change in control agreements with our Chief Executive Officer and Chief Operating Officer in 2011 to remove the single trigger payment provisions and implement double trigger payment provisions.

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Committed to refrain from entering into any new employment or other agreements or materially amend existing employment or other agreements that provide for excise tax gross-ups, an action also taken during 2011.

•	Amended our Corporate Governance Guidelines to institute a Clawback Policy related to incentive based compensation for our executive officers in 2012.

The Company has also implemented the following corporate governance practices to remain at the forefront of best practices:

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Amended our Executive Stock Ownership Policy to require the Chief Executive Officer to hold shares of Company common stock having a value equal to or greater than 300% of the Chief Executive Officer’s base salary. It should be noted that our CEO owns approximately 5% of the Company’s outstanding stock which links his interests directly to all stockholders.

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Adopted a majority vote standard in the election of directors which contains a director resignation policy and a “carve-out” to provide for plurality voting in the event of a contested director election.

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Appointed a Lead Independent Director who chairs all Board meetings in the absence of the Chairman, chairs all executive sessions of the Board’s independent members, and acts as principal liaison between the independent members of the Board and the Chairman and Chief Executive Officer of the Company.

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Amended our By-laws to provide stockholders with the right to call special meetings and have proposed an Amendment to our Certificate of Incorporation to allow stockholders to act by written consent in 2012.

Gibraltar’s Results

The Company took these actions during the period of considerable economic turmoil which began in 2008 with the United States recession. This economic turmoil resulted in a reduction in annual housing starts from 1.3 million units in 2007 to only 607,000 units in 2011, which contributed to a 16% reduction in net sales from $917 million in 2008 to $767 million in 2011. Despite the significant economic challenges facing the Company, our management team restructured the business and generated diluted earnings per share from continuing operations of $0.30 in 2011 after incurring the Company’s first ever losses from continuing operations in 2009 and 2010. These losses were significantly impacted by non-cash impairment charges absent which the Company would have generated substantially improved operating results. Additionally, we achieved several other significant business and financial results in 2011:

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Increased net sales by 20% to $767 million in 2011 compared to $637 million in 2010. Two acquisitions completed during 2011 contributed to 11% of the growth in net sales. Organic growth of our business accounted for the remaining 9% increase.

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Improved our operating margin to 5% for the year ended December 31, 2011 compared to -11% in the previous year. Our improved profitability was a result of leveraging higher net sales against our reduced cost structure and not recognizing intangible asset impairment charges in 2011.

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Improved our days of working capital to 63 days during 2011 compared to 76 days in 2009. Our investment in enterprise resource planning systems and commitment to restructuring the business allowed us to sustain our improved results from management of working capital.

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Reduced working capital investment and improved operating results allowed us to increase our liquidity, consisting of $54 million of cash and $116 million of availability under our revolving credit facility, to $170 million as of December 31, 2011, an increase of 16% from $147 million at the end of 2010.

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Generated $47 million and $247 million of operating cash flows during 2011 and the three year period ended December 31, 2011, or 6% and 12% of net sales, respectively, despite housing starts approximating 580,000 units during this three year period compared to historical averages approximating 1.5 million. Housing starts are only one economic indicator for the markets we serve, but our other markets, including residential repair and remodel, non-residential construction, and industrial, experienced similar challenges during 2011.

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Continued to restructure our operations including consolidating an additional three facilities in 2011 and 15 facilities over the past three years. We reduced our number of facilities to 41 at the end of 2011. Although we have significantly decreased the number of facilities we operate over the past few years, we have not decreased our production capacity or ability to deliver our products to our customers. Our restructured operations will continue to benefit our future operating results as we incur fewer operating expenses.

Analysis of the Glass Lewis Say-on-Pay Recommendation

The Glass Lewis “pay for performance model” is based on an average of 3-, 2- and 1-year performance data compared to an undisclosed peer group, which does not appropriately evaluate Gibraltar as it ignores the fact that important changes we made to our business in response to the severe impact of the recession on the markets we serve, including residential and non-residential construction.

The progress the Company has made is clearly reflected in the recovery in our stock price of more than 300% to $13.96 per share as of December 31, 2011 from a low point of $3.41 in the first quarter of 2009 and in our marked return to profitability in 2011. Penalizing our Board and management team with a vote against our executive compensation practices would be completely inconsistent with our recent actions and accomplishments and potentially harmful to the Company.

Furthermore, Glass Lewis compares Gibraltar to an undisclosed sector group of industrial companies and a sub-industry group. Accordingly, the Glass Lewis model appears to be punitive to Gibraltar for manufacturing building products that are marketed to the residential and non-residential construction markets some of the most severely impacted markets in the current economic environment. The peer companies to which Glass Lewis compared us may well not have been subject to such difficult market conditions.

Glass Lewis’s analysis of Gibraltar’s long-term incentive compensation is also quantitatively flawed in at least three respects:

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First, the Glass Lewis analysis notes that “the Company paid more than its peers, but performed worse than its peers”, again failing to disclose who it considers as our peers. Based on the following analysis, Gibraltar has outperformed a representative group of peer companies that an investor might consider when examining a potential investment in small cap building products manufacturers. The peer group we used in our analysis includes Ameresco, Inc., American Wookmark Corporation, Apogee Enterprises, Inc., Builders FirstSource, Inc., NCI Building Systems, Inc., Quanex Building Products Corporation, and Universal Forest Products, Inc. These peer companies were selected using our GICS code and relative company size (determined by analysis of market capitalization, revenue, and assets as compared to Gibraltar). We believe this is an objective method to determining a peer group and appropriately compares Gibraltar to other businesses that are facing similar difficult market conditions.

The following table discloses Gibraltar’s percentile ranking during the one-year and three-year periods ended December 31, 2011 compared to the peer group noted above and the relative degree of alignment of pay to performance for each of the following metrics which were used by Glass Lewis when evaluating our executive compensation:

	Total Shareholder Return	Change in Book Value	EPS Growth	Operating Cash Flow as % of Sales	Return on Assets	Return on Equity	Total CEO Compensation
One-year period	100%	100%	100%	86%	71%	71%	86%
Three-year period	71%	43%	43%	100%	57%	57%	86%
Weighted average *	83%	66%	66%	94%	63%	63%	86%

Relative Degree of Alignment **	-3%	-20%	-20%	9%	-23%	-23%

*	The weighted average was calculated by weighting the percentile ranking for the one-year period by 40% and the three-year period by 60% for each metric and total CEO compensation as reported in each company’s Definitive Proxy Statement.

**	The relative degree of alignment was calculated by deducting the weighted average ranking of total CEO compensation from the weighted average ranking of each metric. We believe any score higher than -30% would indicate a reasonable alignment of pay-to-performance.

Note that we identified one metric used by Glass Lewis, change in operating cash flow, as less relevant and replaced it with operating cash flow as a percentage of sales. Operating cash flows vary from year to year for a variety of reasons but an established pattern of converting revenue to cash can set a company apart from others. That is why Gibraltar has focused on working capital management and cash conservation since the recession began in 2008. The Company has generated operating cash flows as a percentage of sales of 12.1% over the three year period ended December 31, 2011 which shows solid performance in a difficult operating environment for a building products manufacturer.

The metrics above that show a negative relative degree of alignment percentage are all a result of non-cash intangible asset impairment charges recognized during 2009 and 2010 which have reduced our performance in the three year period ended December 31, 2011. In total, the Company recognized $137 million of non-cash impairment charges which have had a negative impact on our GAAP earnings per share, but have had no impact on cash flow generated from operations. In fact, our strong efforts to restructure our business and conserve cash have allowed Gibraltar to reduce debt outstanding by $149 million, or 42%, during the three years since December 31, 2008. In addition, the Company has built a cash balance of $54 million as of December 31, 2011 which we will use to continue pursuing growth opportunities so the Company can build on the positive momentum generated by our operating results in 2011.

Furthermore, Glass Lewis, by its own admission, provided an “abbreviated” analysis based on the Company’s size, and used an undisclosed peer group. Our Compensation Committee did not perform abbreviated analyses when designing our compensation program, aligning pay with performance, initiating programs that place more executive compensation “at-risk”, or staying at the forefront of best practices. We do not believe our stockholders perform abbreviated analyses when determining which stocks to invest in based on the size of the companies they consider, and we do not believe that their decisions on proxy voting matters are best served if based on “abbreviated” analyses using undisclosed peers.

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Second, it assumes that “grant date fair value” is an appropriate measure of compensation actually paid. This, however, is not an appropriate measure in our case because a significant portion of our executives’ long-term incentive awards are in the form of performance stock units (“PSUs”) which were to be paid only if Gibraltar achieves a sufficient level of total shareholder return (“TSR”) compared to a group of building products companies. As illustrated on page 22 of Gibraltar’s April 2012 Definitive Proxy Statement, the resulting payout for the 2009-2011 PSU awards was only 67% of the target award value on the grant date. The Glass Lewis pay for performance model completely disregards this direct and significant correlation between pay and performance that our long-term incentive compensation program is designed to achieve.

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Finally, Glass Lewis has not properly considered that Gibraltar does not provide its executives any formal retirement plans beyond a standard 401(k) Plan, retirement shares issued to the executive team, and a modest salary continuation plan provided to our Chief Executive Officer totaling less than 5% of his annual compensation. Many other companies provide their executives with supplemental executive retirement plans, defined benefit pension plans, and other common retirement benefits. These compensation benefits are excluded from total compensation in the Glass Lewis pay for performance model. We believe this treatment is unreasonable and results in unfavorable comparisons for companies like Gibraltar which do not provide significant retirement benefits to its Named Executive Officers. It is our belief that our executive compensation plan largely provides opportunities for our Named Executive Officers to plan for their retirement needs without adding an additional burden on our stockholders.

The Board of Directors and Management of Gibraltar Industries, Inc. take these matters seriously and encourage shareholders with any questions regarding these matters to contact the Corporate Secretary at 716-826-6500 to schedule a call to discuss their concerns with management. We appreciate your ownership and confidence in Gibraltar and respectfully request your FOR vote on our Say-on-Pay proposal.

Sincerely,

Timothy F. Murphy

Secretary

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